Exhibit 99.1

Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

Michael A. Recny, Ph.D.

Vice President, Corporate Development

Trimeris, Inc.

(919) 419-6050

Trimeris Reports 2006 FUZEON Sales Results

  Global sales in 2006 increase 20 percent over 2005
  Best-ever quarterly sales achieved in the 4th quarter 2006 in both the U.S/Canada and on a total global basis
  Annual sales in the U.S. and Canada reach top end of adjusted 2006 guidance of $126-$134 million
  Trimeris to no longer host conference calls following release of quarterly FUZEON sales results; conference call scheduled for 5:00 PM EST today cancelled

MORRISVILLE, N.C. - February 6, 2007 - Trimeris, Inc. (Nasdaq: TRMS) today announced worldwide net sales of FUZEON for the year were $249.0 million, an increase of 20 percent from $208.2 million in 2005. Net sales of FUZEON in the U.S. and Canada for 2006 were $134.2 million, up 19 percent from $112.7 million in 2005. Net sales of FUZEON outside the U.S. and Canada for the year were $114.8 million, up 20 percent from $95.5 million for 2005. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd, ("Roche"), Trimeris' collaborative partner.

For the fourth quarter 2006, worldwide net sales of FUZEON were $73.3 million, up 16 percent from $62.9 million in the fourth quarter of 2005. Net sales of FUZEON in the U.S. and Canada were $42.2 million, up 18 percent from $35.8 million in the fourth quarter of 2005. Net sales of FUZEON outside the U.S. and Canada were $31.1 million, up 15 percent from $27.1 million in the fourth quarter of 2005.

During the fourth quarter 2006, the increase in Net Sales in the U.S. and Canada over the third quarter 2006 was driven by (a) a lower gross-to-net adjustment compared to the average gross-to-net adjustment over the previous three quarters, (b) a full quarter's impact of the price increase previously implemented by Roche, (c) a modest (1-2 week) increase in the level of wholesale inventory build during the latter part of the quarter, and (d) single digit percentage growth in new and total prescriptions.

"We are pleased that FUZEON sales grew substantially in North America and reached nearly $250 million worldwide in its third full year from launch," said Dani P. Bolognesi, Chief Executive Officer of Trimeris. "These results were driven by the growing recognition that FUZEON plays a key role in helping treatment experienced HIV patients achieve the goal of undetectable viral load."

Trimeris will no longer host conference calls following release of quarterly FUZEON sales results

In November, 2006 Trimeris implemented a restructuring plan that resulted in the transfer of operational responsibility for FUZEON commercial activities to Roche. As a result, Trimeris has changed its practice of hosting conference calls following release of quarterly FUZEON sales results and will provide investors with information related to quarterly FUZEON sales performance through a press release that coincides with the release of Roche's quarterly financial results. Consequently, the FUZEON Sales Conference Call will not be held today at 5:00 PM EST as previously announced on Thursday, February 1, 2007.

Outlook for FUZEON sales and corporate profitability in 2007

Trimeris is providing its outlook for 2007 FUZEON sales and corporate profitability as a convenience to investors. This outlook is based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward-looking statements, please see the Trimeris Safe Harbor Statement below.

For calendar year 2007, Trimeris anticipates that total worldwide net sales of FUZEON will show modest top-line growth compared to 2006.

Trimeris previously announced that the restructuring plan implemented late last year was designed to achieve a strong increase in profitability and sustainable, positive earnings for the long term. Trimeris believes that it is on track to achieve its goal of generating 2007 earnings well in excess of $1.00 per share, and will provide further details on the status of its restructuring plan when Trimeris releases its complete financial results for the fourth quarter 2006 and the full year 2006 in early March, 2007.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and its periodic reports filed with the SEC.

-end-